SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 2)*

                          Lightscape Technologies Inc.
                          ----------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   53227B 101
                                   ----------
                                 (CUSIP Number)

                                    3,697,367
   (Reflects the number of shares beneficially owned as of November 14, 2007)

                                December 31, 2007
                                -----------------
      (Reflects the number of shares beneficially owned as of July , 2007)

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
            CUSIP No. 53227B 101                13G
================================================================================
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Thomas R. Grossman
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,697,367
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     3,697,367
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,697,367
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.95%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     IN
================================================================================

================================================================================
            CUSIP No. 53227B 101                13G
================================================================================
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Aeneas Capital Management, LP
      11-3519885
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,697,367
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     3,697,367
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,697,367
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.95%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     PA
================================================================================

================================================================================
            CUSIP No. 53227B 101                13G
================================================================================
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Aeneas Portfolio Company, LP
      13-4171827
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,697,367
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     3,697,367
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,697,367
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.95%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     PA
================================================================================

================================================================================
            CUSIP No. 53227B 101                13G
================================================================================
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Aeneas Separate Account Ltd.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|


--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     CO
================================================================================

Item 1.

      (a)   Name of Issuer.

            Lightscape Technologies Inc., a Nevada Corporation

      (b)   Address of Issuer's Principal Executive Offices.

            3/F., 80 Gloucester Road
            Wanchai, Hong Kong 0000000

Item 2.

      (a)   Name of Persons Filing.

            Thomas R. Grossman
            Aeneas Capital Management, LP
            Aeneas Portfolio Company, LP
            Aeneas Separate Account Ltd.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of Thomas R. Grossman and Aeneas Capital Management, LP is:

            100 S. Bedford Road
            Mt. Kisco, New York 10549

            The principal business address of Aeneas Portfolio Company, LP and Aeneas Separate Account Ltd. is:

            c/o Walkers SPV Limited
            George Town
            Grand Cayman
            Cayman Islands BWI

      (c)   Citizenship.

            Thomas R. Grossman is a United States citizen.

            Aeneas Capital Management, LP is organized and existing in Delaware.

            Aeneas Portfolio Company, LP and Aeneas Separate Account Ltd. are organized and existing in the Cayman Islands.

      (d)   Title of Class of Securities.

            Common Stock, $0.001 par value per share

      (e)   CUSIP Number.

            53227B 101

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)   |_| Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
      (g)   |_| Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (Reflects the number of shares beneficially owned as of December 31, 2007)

      (a)   Amount Beneficially Owned.

                                    Thomas R. Grossman: 3,697,367
                                    Aeneas Capital Management, LP: 3,697,367
                                    Aeneas Portfolio Company, LP: 3,697,367
                                    Aeneas Separate Account Ltd.: 0

      (b)   Percent of Class.

                                    Thomas R. Grossman: 7.95%
                                    Aeneas Capital Management, LP: 7.95%
                                    Aeneas Portfolio Company, LP: 7.95%
                                    Aeneas Separate Account Ltd.: 0%

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote:

                                    Thomas R. Grossman:  0
                                    Aeneas Capital Management, LP:  0
                                    Aeneas Portfolio Company, LP:  0
                                    Aeneas Separate Account Ltd.:  0

      (ii)  shared power to vote or to direct the vote:

                                    Thomas R. Grossman: 3,697,367 (2)
                                    Aeneas Capital Management, LP: 3,697,367 (2)
                                    Aeneas Portfolio Company, LP: 3,697,367
                                    Aeneas Separate Account Ltd.: 0

----------
(2) Comprised of shares held by Aeneas Portfolio Company, LP.

      (iii) sole power to dispose or to direct the disposition of:

                                    Thomas R. Grossman: 0
                                    Aeneas Capital Management, LP: 0
                                    Aeneas Portfolio Company, LP: 0
                                    Aeneas Separate Account Ltd.: 0

      (iv)  shared power to dispose or to direct the disposition of:

                                    Thomas R. Grossman: 3,697,367 (3)
                                    Aeneas Capital Management, LP: 3,697,367 (3)
                                    Aeneas Portfolio Company, LP: 3,697,367
                                    Aeneas Separate Account Ltd.: 0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8.     Identification and Classification of Members of the Group.

            The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

----------
(3) Comprised of shares held by Aeneas Portfolio Company, LP.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2008


/s/ Thomas R. Grossman
-------------------------------------------------------
Thomas R. Grossman


AENEAS CAPITAL MANAGEMENT, LP

By:    /s/ John C. Suglia
       ------------------------------------------------
Name:  John C. Suglia
Title: Chief Operating Officer


AENEAS PORTFOLIO COMPANY, LP
By: Aeneas Capital LLC, its general partner

By:    /s/ John C. Suglia
       ------------------------------------------------
Name:  John C. Suglia
Title: Authorized Person


AENEAS SEPARATE ACCOUNT LTD.
BY: Aeneas Capital Management, LP as investment manager

By:    /s/ John C. Suglia
       ------------------------------------------------
Name:  John C. Suglia
Title: Chief Operating Officer


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Lightscape Technologies Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: October 17, 2006


/s/ Thomas R. Grossman
--------------------------------------
Thomas R. Grossman


AENEAS CAPITAL MANAGEMENT, LP

By:    /s/ John C. Suglia
       -------------------------------------------------
Name:  John C. Suglia
Title: Chief Operating Officer


AENEAS PORTFOLIO COMPANY, LP
By: Aeneas Capital LLC, its general partner

By:    /s/ John C. Suglia
       -------------------------------------------------
Name:  John C. Suglia
Title: Authorized Person


AENEAS SEPARATE ACCOUNT LTD.
BY: Aeneas Capital Management, LP, as investment manager

By:    /s/ John C. Suglia
       -------------------------------------------------
Name:  John C. Suglia
Title: Chief Operating Officer